30th May 2007

Private and Confidential

PauI Senior
Airspan Communications Ltd

Dear Paul

In recognition of your accomplishments, the Board of Directors is proud to promote you to Chief Technical Officer. To reflect your promotion, your salary will increase by 10% to £125,224.00. This is effective from 1st May 2007.

The remainder of our terms and conditions remain unchanged.

It only remains for me to offer my congratulations on your promotion and to wish you continued success in your new role.

To confirm your agreement, please sign and date both copies of this letter returning one to Human Resources.

Yours sincerely

Michele Martin
Human Resources Manager

I agree to the above effective from 1st May 2007.

Signed	Date
(Paul Senior)